DSW Inc. Declares Special Dividend and Appoints New Board Member

•	Board of Directors approve Special Dividend of $2.00 per share

•	Company announces the appointment of James O'Donnell to the Board of Directors

•	Company receives a $7.2 million award from its credit card data breach in 2005

Columbus, Ohio (Sept 12, 2012) -- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced that its Board of Directors declared a special dividend of $2.00 per share, totaling approximately $91 million. The special dividend will be paid on October 26, 2012 to shareholders of record at the close of business on October 16, 2012. This special dividend is in addition to the Company's regular quarterly dividend of $0.18 per share that was declared on August 22, 2012. The regular dividend will be paid on September 28, 2012 to shareholders of record at the close of business on September 18, 2012.

DSW Inc.'s President and CEO Mike MacDonald stated, “The announcement of a special dividend recognizes our significant cash flow generation and demonstrates our focus in returning value to shareholders.”

Separately, the Company announced that James O'Donnell was appointed to its Board of Directors. From 2002 through 2011, Mr. O'Donnell was the Chief Executive Officer of American Eagle Outfitters Inc., a clothing and accessories retailer based in Pittsburgh, Pennsylvania. He also served as the company's Chief Operating Officer and was a member of the Board of Directors from November of 2000 to March 2011. Prior to his time at American Eagle Outfitters, Mr. O'Donnell held senior executive positions at public and private companies, including The Gap, Inc. where he was a member of the Board of Directors from 1987 to 1992. Mr. O'Donnell is a currently a strategic advisor for American Eagle Outfitters and also serves on the Board of Trustees for Villanova University.

“We are thrilled that Jim O'Donnell has accepted our invitation to join the DSW Board. Jim's wealth of experience and impressive track record make him an ideal candidate to contribute both tactically and strategically to DSW's future growth,” Mr. MacDonald added.

The Company also noted that on September 11, 2012, DSW received an award from litigation with its insurance carrier stemming from its credit card data breach in 2005. The award of $7.2 million represents damages plus accrued interest. These damages, net of related expenses, will be treated as a one-time benefit of approximately $0.08 per share. The Company will treat this gain as non-recurring and it will therefore be excluded from its third quarter Adjusted results and have no impact on previously issued earnings guidance.

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer footwear and accessories for women, men and kids. As of September 12, 2012, DSW operated 342 stores in 41 states and operated an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplied footwear to 342 leased locations in the United States. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

SOURCE DSW Inc.

For further information: Christina Cheng, Director, Investor Relations, DSW Inc., +1-855-893-5691